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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                February 4, 1998


                             INTERWEST BANCORP, INC.


             (Exact name of registrant as specified in its charter)


                                   WASHINGTON
                 (State or other jurisdiction of incorporation)


                  0-26632                           91-1691216
        --------------------------      ---------------------------------
         (Commission File Number)        IRS Employer Identification No.


                              275 S.E. Pioneer Way
                              Oak Harbor, WA 98227
               (Address of principal executive offices) (zip code)


       Registrant's telephone number, including area code: (360) 679-4181



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ITEM 5 - OTHER EVENTS

        On February 4, 1998, InterWest Bancorp, Inc., Oak Harbor, Washington ("InterWest") entered into a definitive agreement (the "Agreement") with Pioneer Bancorp, Inc. ("Pioneer") and its subsidiary, Pioneer National Bank ("Bank"). Under the terms of the Agreement, the Bank will be reorganized as a separate banking subsidiary of InterWest.

        The Agreement provides that Pioneer's common stock will be exchanged for shares of InterWest common stock pursuant to a fixed amount of consideration and a floating exchange ratio. The aggregate value of the consideration is approximately $20.3 million, not including the value of outstanding stock options.

        In connection with the acquisition, InterWest and Pioneer entered into a Stock Option Agreement dated February 4, 1998 ("Option Agreement") whereby Pioneer granted InterWest an option to purchase 19.9% of Pioneer's common stock at a price of $39.35 per share. The Option Agreement is exercisable upon the occurrence of certain transactions, all of which generally involve significant sales of Pioneer's assets and/or voting control to third parties.

        Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of Pioneer. For information regarding the terms of the proposed transaction, reference is made to the Agreement, Option Agreement and the press release dated February 4, 1998, which are attached hereto as Exhibits 2, 10 and 99, respectively, and incorporated herein by reference.


ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

        (a)    Financial statements - not applicable.

        (b)    Pro forma financial information - not applicable.

        (c)    Exhibits:

               2      Agreement and Plan of Merger dated February  4, 1998

               10     Stock Option Agreement dated February 4, 1998

               99     Press Release issued by InterWest, dated February 4, 1998





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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        Dated: February 4, 1998



                                    INTERWEST BANCORP, INC.



                                    By     /s/
                                        ----------------------------------------
                                           Stephen M. Walden
                                           President and Chief Executive Officer













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